Exhibit 99.1

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2013

ANDOVER, MA -- (Marketwired - July 23, 2013) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the second quarter and six months ended June 30, 2013.

Revenues for the second fiscal quarter ended June 30, 2013, decreased to $46,865,000, compared to $55,467,000 for the corresponding period a year ago, but increased from $41,946,000 for the first quarter of 2013.

Gross margin decreased to $18,461,000 for the second quarter of 2013, compared to $24,106,000 for the corresponding period a year ago, but increased from $16,607,000 for the first quarter of 2013. Gross margin, as a percentage of revenue, decreased to 39.4% for the second quarter of 2013, compared to 43.5% for the second quarter of 2012, and decreased on a sequential basis from 39.6% for the first quarter of 2013.

Net loss for the second quarter was ($4,616,000), or ($0.12) per share, compared to net income of $220,000, or $0.01 per diluted share, for the corresponding period a year ago and a net loss of ($4,990,00), or ($0.12) per share, for the first quarter of 2013. Revenues for the six months ended June 30, 2013, decreased by 22.9% to $88,811,000 from $115,135,000 for the corresponding period a year ago. Net loss for the six month period was ($9,606,000), or ($0.24) per share, compared to net income of $546,000, or $0.01 per diluted share, for the corresponding period a year ago. Contributing to the net loss was a pre-tax charge of $1,361,000 recorded in the first quarter for severance and other employee-related costs associated with a reduction in force implemented in February 2013.

For the first six months of 2013, a net income tax benefit was recorded, driven in part by a potential net operating loss carryback for federal income tax purposes and the recognition of the full federal research and development tax credit for 2012 during the first quarter. On January 2, 2013, Congress passed the American Taxpayer Relief Act of 2012, extending the research and development tax credit for both 2012 and 2013.

Total backlog at the end of the second quarter was $51,958,000, compared to $37,934,000 at the end of the first quarter, and $31,405,000 at the end of 2012.

Commenting on current performance, Patrizio Vinciarelli, Chief Executive Officer, stated, "Bookings increased in the second quarter and we are hopeful the customer momentum we've long sought is being established. Our design activity in the communications and computing segments continues at a very high level reflecting increased interest in our innovative, highly differentiated solutions."

"We are also pleased with the reception our recently-introduced ChiP packaging technology has received. We have developed an initial product line of ChiPs for introduction during the second half of 2013. We expect that highly differentiated PFM, DCM, PRM, VTM, and BCM ChiPs will begin to make meaningful contributions to our revenue by the second half of 2014."

"We continue to experience softness in many areas, with ongoing uncertainty in Europe and uneven conditions across North America. The extent of our loss this quarter reflects this softness. As VI Chip manufacturing volumes increase, we should experience improved absorption of our overhead costs. However, without evidence of a sustained recovery of the markets served by the Brick Business Unit, we cannot yet predict when we will achieve robust profitability."

Depreciation and amortization for the second quarter of 2013 was approximately $2,534,000, and capital additions totaled $1,372,000. For the first six months of 2013, depreciation and amortization was $5,028,000 and capital additions totaled $2,543,000, compared to $5,244,000 and $2,785,000, respectively, for the first six months of 2012. Cash and cash equivalents decreased by $10,625,000 to approximately $60,778,000 at the end of the second quarter of 2013, from $71,403,000 at the end of first quarter of 2013. During the quarter, the Company purchased, via a tender offer that expired on April 22, 2013, 1,341,575 shares of its common stock for a cost, excluding related fees and expenses, of approximately $6,710,000.

On May 17, 2013, the Company commenced an offer to its employees and directors to exchange outstanding options to purchase shares of the Company's common stock granted under the Company's Amended and Restated 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan"), on a one-for-one basis, for replacement options to purchase shares of common stock, to be granted under the Company's 2000 Plan. Pursuant to the offer, which expired on June 17, 2013, 638 eligible participants tendered, and the Company accepted, options to purchase an aggregate of 1,531,077 shares of the Company's common stock, representing approximately 91% of options eligible for exchange under the offer. As a result of the option exchange program, the Company recorded additional stock-based compensation expense of approximately $625,000 during the second quarter of 2013.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 23, 2013, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 81788110. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 7, 2013. The replay dial-in number is 888-286-8010 and the Passcode is 73361295. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED        SIX MONTHS ENDED
                                      (Unaudited)           (Unaudited)

                                 --------------------- ---------------------
                                  JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                    2013       2012       2013       2012
                                 ---------  ---------- ---------  ----------

Net revenues                     $  46,865  $   55,467 $  88,811  $  115,135
Cost of revenues                    28,404      31,361    53,743      66,562
                                 ---------  ---------- ---------  ----------
  Gross margin                      18,461      24,106    35,068      48,573

Operating expenses:
  Sales & administration            15,455      13,665    29,342      27,825
  Research & development             9,988       9,732    19,843      19,575
  Severance charges                      -           -     1,361           -
                                 ---------  ---------- ---------  ----------
    Total operating expenses        25,443      23,397    50,546      47,400
                                 ---------  ---------- ---------  ----------

Income (loss) from operations       (6,982)        709   (15,478)      1,173

Other income (loss), net               (54)         82       (39)        135
                                 ---------  ---------- ---------  ----------

Income (loss) before income
 taxes                              (7,036)        791   (15,517)      1,308

(Benefit) provision for income
 taxes                              (2,436)        547    (5,931)        723
                                 ---------  ---------- ---------  ----------

Consolidated net income (loss)      (4,600)        244    (9,586)        585

Less: Net income attributable to
 noncontrolling interest                16          24        20          39
                                 ---------  ---------- ---------  ----------

Net income (loss) attributable
 to Vicor Corporation            $  (4,616) $      220 $  (9,606) $      546
                                 =========  ========== =========  ==========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                          $   (0.12) $     0.01 $   (0.24) $     0.01
  Diluted                        $   (0.12) $     0.01 $   (0.24) $     0.01

Shares outstanding:
  Basic                             38,538      41,811    39,852      41,811
  Diluted                           38,538      41,812    39,852      41,819

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                   JUNE 30,       DEC 31,
                                                     2013          2012
                                                  (Unaudited)   (Unaudited)
                                                 ------------  ------------
Assets

Current assets:
    Cash and cash equivalents                    $     60,778  $     84,554
    Accounts receivable, net                           23,497        27,165
    Inventories, net                                   28,668        29,955
    Deferred tax assets                                 1,800         1,776
    Other current assets                                5,036         2,613
                                                 ------------  ------------
      Total current assets                            119,779       146,063

Long-term investments                                   6,438         6,736
Property and equipment, net                            41,546        44,092
Long-term deferred tax assets, net                      7,538         3,523
Other assets                                            1,967         2,167
                                                 ------------  ------------

                                                 $    177,268  $    202,581
                                                 ============  ============

Liabilities and Equity

Current liabilities:
    Accounts payable                             $      6,300  $      6,812
    Accrued compensation and benefits                   8,170         7,400
    Accrued severance charge                              611             -
    Accrued expenses                                    2,097         2,233
    Income taxes payable                                    -           336
    Deferred revenue                                      897           784
                                                 ------------  ------------
      Total current liabilities                        18,075        17,565

Long-term deferred revenue                              1,261         1,549
Long-term income taxes payable                          1,515         1,494

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                     169,424       168,006
    Retained earnings                                 122,679       132,285
    Accumulated other comprehensive loss                 (355)         (112)
    Treasury stock                                   (138,927)     (121,827)
                                                 ------------  ------------
      Total Vicor Corporation stockholders'
       equity                                         152,821       178,352
  Noncontrolling interest                               3,596         3,621
                                                 ------------  ------------
    Total equity                                      156,417       181,973
                                                 ------------  ------------

                                                 $    177,268  $    202,581
                                                 ============  ============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439